Exhibit 99.1

MasterCard Appoints Rima Qureshi to Board of Directors

Purchase, NY, April 29, 2011 – MasterCard Incorporated (NYSE: MA) today announced the election of Rima Qureshi to its Board of Directors, effective immediately. With this appointment, the MasterCard Board of Directors is now comprised of 12 members.

“Rima’s expertise in the mobile, telecommunications and information technology industries and her proven leadership capabilities will certainly benefit MasterCard,” said Richard Haythornthwaite, chairman of the MasterCard Board of Directors. “Her appointment further enhances the truly global perspective of our Board. I look forward to working with Rima and the entire Board of Directors as MasterCard continues to create payment solutions that benefit consumers, businesses and governments around the world.”

Ms. Qureshi, 46, is senior vice president and business unit head, CDMA Mobile Systems at Ericsson, the world’s leading provider of technology and services to telecom operators. Prior to her appointment to this position in January 2010 as head of one of Ericsson’s four business units, she served as vice president, AT&T Improvement Program Manager for Ericsson North America from 2008 until 2009, and vice president, Service Sales for Ericsson Canada in 2008. She served as vice president and head of Product Area Customer Support for Ericsson AB in Stockholm from 2004 until 2008. Ms. Qureshi also has served as head of Ericsson Response since 2006. Ms. Qureshi has held positions of increasing seniority within Ericsson in Canada and Sweden since joining the company in 1993. Before joining Ericsson, Ms. Qureshi served as an IT consultant at DMR Group Inc.

About MasterCard Incorporated

As a leading global payments company, MasterCard Incorporated prides itself on being at the heart of commerce, helping to make life easier and more efficient for everyone, everywhere. MasterCard serves as a franchisor, processor and advisor to the payments industry, and makes commerce happen by providing a critical economic link among financial institutions, governments, businesses, merchants, and cardholders worldwide. In 2010, $2.7 trillion in gross dollar volume was generated on its products by consumers around the world. Powered by the MasterCard Worldwide Network – the fastest payment processing network in the world – MasterCard processes over 23 billion transactions each year and has the capacity to handle 160 million transactions per hour, with an average network response time of 130 milliseconds and with 99.99 percent reliability. MasterCard advances global commerce through its family of brands, including MasterCard®, Maestro®, and Cirrus®; its suite of core products such as credit, debit, and prepaid; and its innovative platforms and functionalities, such as MasterCard PayPass™ and MasterCard inControl®. MasterCard serves consumers, governments, and businesses in more than 210 countries and territories. For more information, please visit us at www.mastercard.com.

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CONTACTS:

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, +1-914-249-5826

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, +1-914-249-4565